Exhibit 35.1

CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that she is the duly elected and acting Vice President and Treasurer of CenterPoint Energy Houston Electric, LLC as servicer (the “Servicer”) under the Transition Property Servicing Agreement dated as of January 19, 2012 (the “Servicing Agreement”) between the Servicer and CenterPoint Energy Transition Bond Company IV, LLC (the “Issuer”) and further that:

1.	A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended December 31, 2017 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2.	To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended December 31, 2017, except as set forth on Annex A hereto.

Executed as of this 27th day of March, 2018.

CenterPoint Energy Houston Electric, LLC, as servicer

By:	/s/ Carla Anita Kneipp
Name:	Carla Anita Kneipp
Title:	Vice President and Treasurer

ANNEX A

to Certificate of Compliance

LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events which with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the year ended December 31, 2017:

Nature of Default	Status
In conjunction with the Servicer’s mandated rebilling of retail electric providers due to the Public Utility Commission of Texas’s Final Order in Docket No. 46606 regarding revised annual four coincident peak demand values used as billing determinants and the configuration of the Servicer’s billing system, the Servicer failed to make required remittances to the trustee for the 2012 Senior Secured Transition Bonds (the “Bonds”) from April 24, 2017 to May 11, 2017.	The Servicer transferred the estimated and trued-up transition charge collections, together with accrued interest thereon, that it had failed to remit to the trustee for the Bonds on May 11, 2017 and June 27, 2017, respectively. The Servicer had estimated transition charge collections until such trued-up transition charge collections were remitted to the trustee.